UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of earliest event reported): June 30, 2012

MEDCATH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place

Charlotte, North Carolina 28277

(Address of principal executive offices, including zip code)

(704) 815-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 2, 2012 MedCath Corporation (“MedCath” or the “Company”) entered into a definitive equity purchase agreement and completed the sale of its 53.31% equity interest in Bakersfield Heart Hospital (“BHH”) and its secured loans to BHH to Cardiovascular Care Group (“CCG”). The transaction was effective June 30, 2012.

The purchase price for MedCath’s equity interest and secured loans was approximately $38.1 million subject to post-closing working capital adjustments. MedCath anticipates it will receive approximately $34.0 million in cash from the transaction after payment of taxes and closing costs. By completing this transaction, MedCath has realized the value of BHH reflected in its March 31, 2012 Form 10- Q filed with the United States Securities and Exchange Commission (the “SEC”) on May 10, 2012. The anticipated net cash proceeds do not include an estimate of BHH’s liability, if any, retained by MedCath arising out of the Department of Justice’s (“DOJ’s”) national investigation regarding implantable cardioverter defibrillators (the “ICD Investigation”) . The purchase agreement obligates MedCath to indemnify CCG for 53.31% of BHH liabilities arising out of the ICD Investigation for the period prior to closing.

The foregoing summary is qualified in its entirety by reference to the actual Equity Purchase Agreement dated June 30, 2012 by and among Cardiovascular Care Group, MedCath Corporation and MedCath Finance Company, LLC, which is filed as Exhibit 2.1 hereto.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 regarding BHH is incorporated herein by reference into this Item 2.01.

Item 8.01 Other Events

On August 17, 2011, MedCath filed a proxy statement with the SEC (the “Proxy”) seeking stockholder approval of a plan of complete liquidation and dissolution of the Company (the “Plan of Dissolution”). The stockholders of MedCath approved the Plan of Dissolution on September 22, 2011.

MedCath’s Board of Directors believes the conditions outlined in the Proxy to file a certificate of dissolution in accordance with Section 275 of the General Corporation Law of the State of Delaware (“DGCL”) (the “Filing”) by September 22, 2012 have been satisfied. As a result, the Company currently anticipates making the Filing on or about September 22, 2012 and making a liquidating distribution to its stockholders as part of the Plan of Dissolution prior to the Filing (the “Pre-Filing Distribution”) currently estimated to be in the range of approximately $5.75 to $6.25 per share. Exhibit 99.1 reflects the Company’s calculation of the current estimated Pre-Filing Distribution using the total net asset value as of March 31, 2012 reflected in the Statement of Net Assets included in the Company’s Form 10-Q filed with the SEC on May 10, 2012.

The estimated Pre-Filing Distribution is a forward-looking statement that was derived using the Company’s current estimate of a cash holdback of approximately $48.0 to $58.0 million (the “Holdback”). The Holdback will be held by the Company as of the Filing and used in accordance with the DGCL to satisfy all of the Company’s contingent liabilities, including without limitation (a) any liabilities arising out of the DOJ’s ICD Investigation, the exact amount of which is currently unknown, (b) other currently unknown or unanticipated liabilities due to the government for unknown reimbursement claims, such as recovery audits (“RAC” audits), cost report settlements, and any other unknown contingent liability that may arise during the normal course of operations during the wind-down period, including legal claims and governmental investigations, as previously disclosed, and (c) a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing. The Holdback will not be used to satisfy recorded wind-down liabilities as those are reflected in the Company’s net asset value as reflected in the Company’s Form 10-Q filed with the SEC on May 10, 2012.

The Pre-Filing Distribution and the Holdback do not take into consideration any tax benefits that may be realized as part of the wind-down process or the payment of contingent liabilities with funds included in the Holdback. The Pre-Filing Distribution also does not take into consideration other assets that may be converted into cash subsequent to the Filing.

MedCath’s management and Board of Directors will continue to evaluate the adequacy of the Holdback and may make adjustments to the Holdback as they determine to be appropriate prior to making the Pre-Filing Distribution. The amount of the Pre-Filing Distribution is subject to the approval by the Board of Directors and is subject to numerous risk factors listed in the Proxy and the Company’s Form 10-K, as amended, filed with the SEC on December 14, 2011. The actual amount of the Pre-Filing Distribution could be less than the estimated range. Future additional distributions during the three year wind-down period, if any, will be made after the Filing in accordance with the DGCL once provision has been made for all liabilities of the Company.

The Company will close its stock transfer books on the date on which the Filing is made and on that date the Company’s common stock will cease to be quoted on a registered securities exchange and will otherwise cease to be traded. The Company intends to announce the date of the Filing on a Form 8-K filed with the Securities Exchange Commission at least 20 days prior to the date on which the Filing is made.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: July 6, 2012	By:	/s/ Lora Ramsey
Lora Ramsey Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 2.1	Debt and Equity Purchase Agreement by and Among CCG of California, LLC, HHBF, Inc. and MedCath Finance Company, LLC dated June 30, 2012

Exhibit 99.1	Estimated Pre-Filing Distribution to Shareholders